EXHIBIT 10


Form 3400-12                                                Serial Number
(April 1986)                   UNITED STATES
                         DEPARTMENT OF THE INTERIOR         UTU-76195
                         BUREAU OF LAND MANAGEMENT

                               COAL LEASE
--------------------------------------------------------------------------------
PART I:  LEASE RIGHTS GRANTED

This lease, entered into by and between the United States of America, hereinafter called the lessor, through the Bureau of Land Management, and (Name and Address)

                         Canyon Fuel Company, LLC
                         6955 S. Union Park Center, Suite 540
                         Midvale, UT 84047

hereinafter called the lessee, is effective (date) OCT 1 1999, for a period of 20 years and for so long thereafter as coal is produced in commercial quantities from the leased lands, subject to readjustment of lease terms at the end of the 20th lease year and each 10-year period thereafter.

Sec. 1. This lease issued pursuant and subject to the terms and provisions of the:

[X] Mineral Lands Leasing Act of 1920, Act of February 25, 1920, as amended, 41 Stat. 437, 30 U.S.C. 181-287, hereinafter referred to as the Act;

[ ] Mineral Leasing Act for Acquired Lands, Act of August 7, 1947, 61 Stat. 913, 30 U.S.C. 351-359;

and to the regulations and formal orders of the Secretary of the Interior which are now or hereafter in force, when not inconsistent with the express and specific provisions herein.

Sec. 2. Lessor, in consideration of any bonuses, rents and royalties to be paid, and the conditions and covenants to be observed as herein set forth, hereby grants and leases to lessee the exclusive right and privilege to drill for, mine, extract, remove or otherwise process and dispose of the coal deposits in, upon, or under the following described lands:

T. 20 S., R. 5 E., SLM, Utah              T. 21 S., R. 5 E., SLM, Utah
   Sec. 35, S2NE,SENW,NESW,S2SW,SE;          Sec. 1, lots 3,4,S2SW,SWSE;
   Sec. 36, W2SW,SESW.                       Sec. 2, lots 1-4,S2S2;
                                             Sec. 10, E2;
T. 21 S., R. 6 E., SLM, Utah                 Sec. 11, all;
   Sec. 19, lots 3,4,E2SW;                   Sec. 12, all;
   Sec. 30, lots 1-3,E2NW,NESW.              Sec. 13, all;
                                             Sec. 14, all;
                                             Sec. 15, E2;
                                             Sec. 22, E2;
                                             Sec. 23, all;
                                             Sec. 24, all;
                                             Sec. 25, N2,N2S2;
                                             Sec. 26, N2,NESW,E2NWSW,SE.

containing 7,171.66 acres, more or less, together with the right to construct such works, buildings, plants, structures, equipment and appliances and the right to use such on-lease rights-of-way which may be necessary and convenient in the exercise of the rights and privileges granted, subject to the conditions herein provided.

PART II. TERMS AND CONDITIONS

Sec. 1. (a) RENTAL RATE - Lessee shall pay lessor rental annually and in advance for each acre or fraction thereof during the continuance of the lease at the rate of $3.00/acre for each lease year.

(b) RENTAL CREDITS - Rental shall not be credited against either production or advance royalties for any year.

Sec. 2 (a) PRODUCTION ROYALTIES - The royalty shall be 8 per cent of the value of the coal as set forth in the regulations. Royalties are due to lessor the final day of the month succeeding the calendar month in which the royalty obligation accrues.

(b) ADVANCE ROYALTIES - Upon request by the lessee, the authorized officer may accept, for a total of not more than 10 years, the payment of advance royalties in lieu of continued operation, consistent with the regulations. The advance royalty shall be based on a percent of the value of a minimum number of tons determined in the manner established by the advance royalty regulations in effect at the time the lessee requests approval to pay advance royalties in lieu of continued operation.

Sec. 3. BONDS - Lessee shall maintain in the proper office a lease bond in the amount of $13,686,000. The authorized officer may require an increase in this amount when additional coverage is determined appropriate.

Sec. 4. DILIGENCE - This lease is subject to the conditions of diligent development and continued operation, except that these conditions are excused when operations under the lease are interrupted by strikes, the elements, or casualties not attributable to the lessee. The lessor, in the public interest, may suspend the condition of continued operation upon payment of advance royalties in accordance with the regulations in existence at the time of the suspension. Lessee's failure to produce coal in commercial quantities at the end of 10 years shall terminate the lease. Lessee shall submit an operation and reclamation plan pursuant to Section 7 of the Act not later than 3 years after lease issuance.

The lessor reserves the power to assent to or under the suspension of the terms and conditions of this lease in accordance with, inter alia, Section 39 of the Mineral Leasing Act, 30 U.S.C. 209.

Sec. 5. LOGICAL MINING UNIT (LMU) - Either upon approval by the lessor of the lessee's application or at the direction of the lessor, this lease shall become an LMU or part of an LMU, subject to the provisions set forth in the regulations.

The stipulation established in an LMU approval in effect at the time of LMU approval will supersede the relevant inconsistent terms of this lease so long as the lease remains committed to the LMU. If the LMU of which this lease is a part is dissolved, the lease shall then be subject to the lease terms which would have been applied if the lease had not been included in an LMU.

Sec. 6. DOCUMENTS, EVIDENCE AND INSPECTION - At such times and in such form as lessor may prescribe, lessee shall furnish detailed statements showing the amounts and quality of all products removed and sold from the lease, the proceeds therefrom, and the amount used for production purposes or unavoidably lost.

Lessee shall keep open at all reasonable times for the inspection of any duly authorized officer of lessor, the leased premises and all surface and underground improvements, works, machinery, ore stockpiles, equipment, and all books, accounts, maps, and records relative to operations, surveys, or investigations on or under the leased lands.

Lessee shall allow lessor access to and copying of documents reasonably necessary to verify lessee compliance with terms and conditions of the lease.

While this lease remains in effect, information obtained under this section shall be closed to inspection by the public in accordance with the Freedom of Information Act (5 U.S.C. 552).

Sec. 7. DAMAGES TO PROPERTY AND CONDUCT OF OPERATIONS - Lessee shall comply at its own expense with all reasonable orders of the Secretary, respecting diligent operations, prevention of waste, and protection of other resources.

Lessee shall not conduct exploration operations, other than casual use, without an approved exploration plan. All exploration plans prior to the commencement of mining operations within an approved mining permit area shall be submitted to the authorized officer.

Lessee shall carry on all operations in accordance with approved methods and practices as provided in the operating regulations, having due regard for the prevention of injury to life, health, or property, and prevention of waste, damage, or degradation to any land, air, water, cultural, biological, visual, and other resources, including mineral deposits and formations of mineral deposits not leased hereunder, and to other land uses or users. Lessee shall take measures deemed necessary by lessor to accomplish the intent of this lease term. Such measures may include, but are not limited to, modification to proposed siting or design of facilities, timing of operations, and specification of interim and final reclamation procedures. Lessor reserves to itself the right to lease, sell or otherwise dispose of the surface or other mineral deposits in the lands and the right to continue existing uses and to authorized future uses upon or in the leased lands, including issuing leases for mineral deposits not covered hereunder and approving easements or rights-of-way. Lessor shall condition such uses to prevent unnecessary or unreasonable interference with rights of lessee as may be consistent with concepts of multiple use and multiple mineral development.

Sec. 8. PROTECTION OF DIVERSE INTERESTS, AND EQUAL OPPORTUNITY - Lessee shall: pay when due all taxes legally assessed and levied under the laws of the State or the United States; accord all employees complete freedom of purchase; pay all wages at least twice each month in lawful money of the United States; maintain a safe working environment in accordance with standard industry practices; restrict the workday to not more than 8 hours in any one day for underground workers, except in emergencies; and take measures necessary to protect the health and safety of the public. No person under the age of 16 years shall be employed in any mine below the surface. To the extent that laws of the State in which the lands are situated are more restrictive than the provisions in the paragraph, then the State laws apply.

Lessee will comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended, and the rules, regulations, and relevant orders of the Secretary of Labor. Neither lessee nor lessee's subcontractors shall maintain segregated facilities.

Sec. 9. (a)  TRANSFERS

[X] This lease may be transferred in whole or in part to any person, association or corporation qualified to hold such lease interest.

[ ] This lease may be transferred in whole or in part to another public body, or to a person who will mine the coal on behalf of, and for the use of, the public body or to a person who for the limited purpose of creating a security interest in favor of a lender agrees to be obligated to mine the coal on behalf of the public body.

[ ] This lease may only be transferred in whole or in part to another small business qualified under 13 CFR 121.

     Transfers of record title, working or royalty interest MUST be approved in accordance with the regulations.

(b) RELINQUISHMENT - The lessee may relinquish in writing at any time all rights under this lease or any portion thereof as provided in the regulations. Upon lessor's acceptance of the relinquishment, lessee shall be relieved of all future obligations under the lease or the relinquished portion thereof, whichever is applicable.

Sec. 10. DELIVERY OF PREMISES, REMOVAL OF MACHINERY, EQUIPMENT, ETC. - At such time as all portions of this lease are returned to lessor, lessee shall deliver up to lessor the land leased, underground timbering, and such other supports and structures necessary for the preservation of the mine workings on the leased premises or deposits and place all workings in condition for suspension or abandonment. Within 180 days thereof, lessee shall remove from the premises all other structures, machinery, equipment, tools, and materials that it elects to or as required by the authorized officer. Any such structures, machinery, equipment, tools and materials remaining on the leased lands beyond 180 days or approved extension thereof, shall become the property of the lessor, but lessee shall either remove any or all such property or shall continue to be liable for the cost of removal and disposal in the amount actually incurred by the lessor. If the surface is owned by third parties, lessor shall waive the requirement for removal, provided the third parties do not object to such waiver. Lessee shall, prior to the termination of bond liability or at any other time when required and in accordance with all applicable laws and regulations, reclaim all lands the surface of which has been disturbed, dispose of all debris or solid waste, repair the offsite and onsite damage caused by lessee's activity or activities incidental thereto, and reclaim access roads or trails.

Sec. 11. PROCEEDINGS IN CASE OF DEFAULT - If lessee fails to comply with applicable laws, existing regulations, or the terms, conditions and stipulations of this lease, and the noncompliance continues for 30 days after written notice thereof, this lease shall be subject to cancellation by the lessor only by judicial proceedings. This provision shall not be construed to prevent the exercise by lessor of any other legal and equitable remedy, including waiver of the default. Any such remedy or waiver shall not prevent later cancellation for the same default occurring at any other time.

Sec. 12. HEIRS AND SUCCESSORS-IN-INTEREST - Each obligation of this lease shall extend to and be binding upon, and every benefit hereof shall inure to, the heirs, executors, administrators, successors, or assigns of the respective parties hereto.

Sec. 13. INDEMNIFICATION - Lessee shall indemnify and hold harmless the United States from any and all claims arising out of the lessee's activities and operations under this lease.

Sec. 14. SPECIAL STATUTES - This lease is subject to the Clean Water Act (33 U.S.C. 1252 et. seq.), the Clean Air Act (42 U.S.C. 4274 et. seq.), and to all other applicable laws pertaining to exploration activities, mining operations and reclamation, including the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. 1201 et. seq.).

SEC. 15.  SPECIAL STIPULATIONS -

This coal lease is subject to termination if the lessee is determined at the time of issuance to be in noncompliance with Section 2(a)2(A) of the Mineral Leasing Act.

SEC. 15.  SPECIAL STIPULATIONS (Cont'd.)-



                           SEE ATTACHED STIPULATIONS




--------------------------------------------------------------------------------
                                         The United States of America

Canyon Fuel Company, LLC                 By Bureau of Land Management
------------------------------------     ------------------------------------
Company or Lessee Name

   /s/ Jeffry N. Quinn                     /s/ Christopher J. Merritt
------------------------------------     ------------------------------------
     (Signature of Lessee)                       (Signing Officer)

                                         Acting Branch Chief,
Vice President and Secretary                 Minerals Adjudication
------------------------------------     ------------------------------------
           (Title)                                   (Title)

July 1, 1999                             September 1, 1999
------------------------------------     ---------------------------------------
           (Date)                                    (Date)


================================================================================
Title 18 U.S.C. Section 1001, makes it a crime for any person knowingly and willfully to make to any department or agency of the United States any false, fictitious or fraudulent statements or representations as to any matter within its jurisdiction.
================================================================================
This form does not constitute an information collection as defined by 44 U.S.C. 3502 and therefore does not require OMB approval.
================================================================================

                        Special Coal Lease Stipulations
                                  Pines Tract
                                   UTU-76195

Federal Regulations 43 CFR 3400 pertaining to Coal Management make provisions for the Surface Management Agency, the surface of which is under the jurisdiction of any Federal Agency other than the Department of the Interior, to consent to leasing and to prescribe conditions to insure the use and protection of the lands. All or part of this lease contain lands the surface of which are managed by the United States Department of Agriculture, Forest Service-Manti-LaSal National Forest.

The following stipulations pertain to the Lessee responsibility for mining operations on the lease area and on adjacent areas as may be specifically designated on National Forest System Lands.

Stipulation #1.
---------------

Before undertaking activities that may disturb the surface of previously undisturbed leased lands, the Lessee may be required to conduct a cultural resource inventory and a paleontological appraisal of the areas to be disturbed. These studies shall be conducted by qualified professional cultural resource specialists or qualified paleontologists, as appropriate, and a report prepared itemizing the findings. A plan will then be submitted making recommendations for the protection of, or measures to be taken to mitigate impacts for identified cultural or paleontological resources.

If cultural resources or paleontological remains (fossils) of significant scientific interest are discovered during operations under this lease, the Lessee prior to disturbance shall immediately bring them to the attention of the appropriate authority. Paleontological remains of significant scientific interest do not include leaves, ferns or dinosaur tracks commonly encountered during underground mining operations.

The cost of conducting the inventory, preparing reports, and carrying out mitigating measures shall be borne by the Lessee.

Stipulation #2.
---------------

If there is reason to believe that Threatened of Endangered (T&E) species of plants or animals, or migratory bird species of high Federal interest occur in the area, the Lessee shall be required to conduct an intensive field inventory of the area to be disturbed and/or impacted. The inventory shall be conducted by a qualified specialist and a report of findings will be prepared. A plan will be prepared making recommendations for the protection of these species or action necessary to mitigate the disturbance.

The cost of conducting the inventory, preparing reports and carrying out mitigating measures shall be borne by the Lessee.

Stipulation #3.
---------------

The Lessee shall be required to perform a study to secure adequate baseline data to quantify the existing surface resources on and adjacent to the lease area. Existing data may be used if such data are adequate for the intended purposes. The study shall be adequate to locate, quantify, and demonstrate the interrelationship of the geology, topography, surface and groundwater hydrology, vegetation and wildlife. Baseline data will be established so that future programs of observation can be incorporated at regular intervals for comparison.

Stipulation #4.
---------------

Powerlines used in conjunction with the mining of coal from this lease shall be constructed so as to provide adequate protection for raptors and other large birds. When feasible, powerlines will be located at least 100 yards from public roads.

Stipulation #5.
---------------

The limited area available for mine facilities at the coal outcrop, steep topography, adverse winter weather, and physical limitations on the size and design of access roads, are factors which will determine the ultimate size of the surface area utilized for the mine. A site-specific environmental analysis will be prepared for each new mine site development and for major improvements to existing developments to examine alternatives and mitigate conflicts.

Stipulation #6.
---------------

Consideration will be given to site selection to reduce adverse visual impacts. Where alternative sites are available, and each alternative is technically feasible, the alternative involving the least damage to the scenery and other resources shall be selected. Permanent structures and facilities will be designed, and screening techniques employed to reduce visual impacts, and where possible, achieve a final landscape compatible with the natural surroundings. The creation of unusual, objectionable, or unnatural landforms and vegetative landscape features will be avoided.

Stipulation #7.
---------------

The Lessee shall be required to establish a monitoring system to locate, measure and quantify the progressive and final effects of underground mining activities on the topographic surface, underground and surface hydrology and vegetation. The monitoring system shall utilize techniques which will provide a continuing record of change over time and an analytical method and measurement of a number of points over the lease area. The monitoring shall incorporate and be an extension of the baseline data.

Stipulation #8.
---------------

The Lessee shall provide for the suppression and control of fugitive dust on haul roads and at coal handling and storage facilities. On Forest Development Roads (FDR), Lessees may perform their share of road maintenance by a commensurate share agreement if a significant degree of traffic is generated that is not related to their activities.

Stipulation #9.
---------------

Except at specifically approved locations, underground mining operations shall be conducted in such a manner so as to prevent surface subsidence that would:
(1) cause the creation of hazardous conditions such as potential escarpment failure and landslides, (2) cause damage to existing surface structures, and (3) damage or alter the flow of perennial streams. The Lessee shall provide specific measures for the protection of escarpments, and determine corrective measures to assure that hazardous conditions are not created.

Stipulation #10.
----------------

In order to avoid surface disturbance on steep canyon slopes and to preclude the need for surface access, all surface breakouts for ventilation tunnels shall be constructed from inside the mine, except at specific approved locations.

Stipulation #11.
----------------

If removal of timber is required for clearing of construction sites, etc., such timber shall be removed in accordance with the regulations of the surface management agency.

Stipulation #12.
----------------

The coal contained within, and authorized for mining under this lease shall be extracted only by underground mining methods.

Stipulation #13.
----------------

Existing Forest Service owned or permitted surface improvements will need to be protected, restored, or replaced to provide for the continuance of current land uses.

Stipulation #14.
----------------

In order to protect big-game wintering areas, elk calving and deer fawning areas, sage grouse strutting areas, and other key wildlife habitat and/or activities, specific surface uses outside the mine development area may be curtailed during specified periods of the year.

Stipulation #15.
----------------

Support facilities, structures, equipment, and similar developments will be removed from the lease area within two years after the final termination of use of such facilities. This provision shall apply unless the requirement of Section 10 of the lease forms is applicable. Disturbed areas and those areas previously occupied by such facilities will be stabilized and rehabilitated, drainages reestablished, and the areas returned to a pre-mining use.

Stipulation #16.
----------------

The Lessee, at the conclusion of the mining operation, or at other times as surface disturbance related to mining may occur, will replace all damaged, disturbed or displaced corner monuments (section corners, 1/4 corners etc.), their accessories and appendages (witness trees, bearing trees, etc.), or restore them to their original condition and location, or at other locations that meet requirements of the rectangular surveying system. This work shall be conducted at the expense of the Lessee, by a professional land surveyor registered in the State of Utah, and to the standards and guidelines found in the Manual of Surveying Instructions, United States Department of the Interior.

Stipulation #17.
----------------

The Lessees, at their expense, will be responsible to replace any surface water and/or developed ground-water source identified for protection, that may be lost or adversely affected by mining operations, with water from an alternate source in sufficient quantity and quality to maintain existing riparian habitat, fishery habitat, livestock and wildlife use, or other land uses (authorized by 36 CFR 251).

Stipulation #18.
----------------

              STIPULATION FOR LANDS OF THE NATIONAL FOREST SYSTEM
                             UNDER JURISDICTION OF
                         THE DEPARTMENT OF AGRICULTURE

The licensee/permitee/lessee must comply with all the rules and regulations of the Secretary of Agriculture set forth at Title 36, Chapter II, of the Code of Federal Regulations governing the use and management of the National Forest System (NFS) when not inconsistent with the rights granted by the Secretary of the Interior in the license/permit/lease. The Secretary of Agriculture's rules and regulations must be complied with for (1) all use and occupancy of the NFS prior to approval of a permit/operation plan by the Secretary of the Interior,
(2) uses of all existing improvements, such as Forest Development Roads, within and outside the area licensed, permitted or leased by the Secretary of the Interior, and (3) use and occupancy of the NFS not authorized by a permit/operating plan approved by the Secretary of the Interior.

All matters related to this stipulation are to be addressed to:

                               Forest Supervisor
                          Manti-LaSal National Forest
                           599 West Price River Drive
                               Price, Utah 84501
                            Telephone: 435-637-2817

who is the authorized representative of the Secretary of Agriculture.

Stipulation #19.
----------------

ABANDONMENT OF EQUIPMENT: The lessee/operator is responsible for compliance and reporting regarding toxic and hazardous material and substances under Federal Law and all associated amendments and regulations for the handling of such materials on the land surface and in underground mine workings.

The lessee/operator must remove mine equipment and materials not needed for continued operations, roof support and mine safety from underground workings prior to abandonment of mine sections. Exceptions can be approved by the Authorized Officer (BLM) in consultation with the surface management agency. Any on-site disposal of non-coal waste must comply with 30 CFR section 817.89 and must be approved by the regulatory authority responsible for the enforcement of the Surface Mining Control and Reclamation Act (30 U.S.C. 1201, et seq.). Creation of a situation that would prevent removal of such material and equipment by retreat or abandonment of mine sections without prior authorization would be considered noncompliance with lease terms and conditions and subject to appropriate penalties under the lease.

All safe and accessible areas shall be inspected prior to being sealed. The lessee shall notify the Authorized Officer in writing 30 days prior to the sealing of any areas in the mine and state the reason for closure. Prior to seals being put into place, the lessee shall inspect the area and certify through documentation any equipment/machinery, hazardous substances, and used oil that is intended to be left underground. The Authorized Officer may participate in this inspection. The purpose of this inspection will be: (1) to provide documentation for compliance with 42 U.S.C. 9620 section 120(h) and State Management Rule R-315-15, and to assure that certification will be meaningful at the time of lease relinquishment, (2) to document the inspection with a mine map showing location of equipment/machinery (model, type of fluid, amount remaining, batteries etc.) that is proposed to be left underground. In addition, these items will be photographed at the lessee's expense and shall be submitted to the Authorized Officer as part of the certification.

WASTE CERTIFICATION: The lessee shall provide on a yearly basis and prior to lease relinquishment, certification to the lessor that, based upon a complete search of all the operator's records for the mine and upon their knowledge of past operations, there has been no hazardous substances defined as per (40 CFR 302.4) or used oil as per Utah State Management Rule R-315-15, deposited within the lease, either on the surface or underground, or that all remedial action necessary has been taken to protect human health and the environment with respect to any such substances remaining on the property. The back-up documentation to be provided shall be described by the lessor prior to the first certification and shall include all documentation applicable to the Emergency Planning and Community Right-to-know Act (EPCRA), Public Law 99-499, Title III of the Superfund Amendments and Reauthorization Act of 1986 or equivalent.

Stipulation #20.
----------------

Notwithstanding the approval of a resource recovery and protection plan by the BLM, lessor reserves the right to seek damages against the operator/lessee in the event (1) the operator/lessee fails to achieve maximum economic recovery [as defined at 43 CFR section 3480.0-5(21)] of the recoverable coal reserves or (2) the operator/lessee is determined to have caused a wasting of recoverable coal reserves. Damages shall be measured on the basis of the royalty that would have been payable on the wasted or unrecovered coal.

The parties recognize that under an approved R2P2, conditions may require a modification by the operator/lessee of that plan. In the event a coal bed or portion thereof is not to be mined or is rendered unminable by the operation, the operator shall submit appropriate justification to obtain approval by the Authorized Officer to leave such reserves unmined. Upon approval by the Authorized Officer, such coal beds or portions thereof shall not be subject to damages as described above. Further, nothing in this section shall prevent the operator/lessee from exercising its right to relinquish all or a portion of the lease as authorized by statute and regulation.

In the event the Authorized Officer determines that the R2P2 as approved will not attain MER as the result of changed conditions, the Authorized Officer will give proper notice to the operator/lessee as required under applicable regulations. The Authorized Officer will order a modification if necessary, identifying additional reserves to be mined in order to attain MER. Upon a final administrative or judicial ruling upholding such an ordered modification, any reserves left unmined (wasted) under the plan will be subject to damages as described in the first paragraph under this section.

Subject to the right to appeal hereinafter set forth, payment of the value of the royalty on such unmined recoverable coal reserves shall become due and payable upon determination by the Authorized Officer that the coal reserves have been rendered unminable or at such time that the lessee has demonstrated an unwillingness to extract the coal.

The BLM may enforce this provision either by issuing a written decision requiring payment of the MMS demand for such royalties, or by issuing a notice of non-compliance. A decision or notice of non-compliance issued by the lessor that payment is due under this stipulation is appealable as allowed by law.